Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated

August 22, 2026

by and among

SuperiorMed Holdings Limited, a Cayman Islands exempted company (the “Company”),

Certain shareholders of the Company (the “Principal Shareholders”),

Dale Li (the “Principal Shareholders’ Representative”),

SuperiorMed Healthcare Management FZ-LLC, a Dubai free zone limited liability company (the “Dubai Subsidiary”)

Starry Sea Acquisition Corp, a Cayman Islands exempted company (the “Parent”),

SuperiorMed Healthcare Group, a Cayman Islands exempted company (the “Purchaser”), and

SuperiorMed Healthcare MergerCo, a Cayman Islands exempted company (the “Merger Sub”).

Execution Version

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2

ARTICLE II		7
2.1	SPAC Merger.	7
2.2	SPAC Merger Effective Time.	7
2.3	Effect of the SPAC Merger.	7
2.4	Memorandum and Articles of Association of the SPAC Surviving Company.	7
2.5	Directors and Officers of the SPAC Surviving Company.	8
2.6	Effect on Issued Securities of Parent.	8
2.7	Surrender of Securities.	9
2.8	Lost Stolen or Destroyed Certificates.	9
2.9	U.S. Tax Treatment.	9
2.10	Taking of Necessary Action; Further Action.	9

ARTICLE III	ACQUISITION MERGER	10
3.1	Acquisition Merger.	10
3.2	Closing; Acquisition Merger Effective Time.	10
3.3	Board of Directors.	10
3.4	Effect of the Merger.	10
3.5	Memorandum and Articles of Association of the Acquisition Surviving Company.	10
3.6	Taking of Necessary Action; Further Action.	10

ARTICLE IV	CONSIDERATION	11
4.1	Cancellation and Conversion of Capital.	11
4.2	Payment of Merger Consideration.	12
4.3	Withholding.	12
4.4	U.S. Tax Treatment.	12

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	13
5.1	Corporate Existence and Power.	13
5.2	Authorization.	13
5.3	Governmental Authorization.	13
5.4	Non-Contravention.	14
5.5	Capital Structure.	14
5.6	Charter Documents.	14
5.7	Corporate Records.	14
5.8	Assumed Names.	15
5.9	Subsidiaries.	15
5.10	Consents.	15
5.11	Financial Statements.	16
5.12	Books and Records.	16
5.13	Absence of Certain Changes.	17
5.14	Properties; Title to the Company Group’s Assets.	18
5.15	Litigation.	18
5.16	Contracts.	19
5.17	Licenses and Permits.	20
5.18	Cybersecurity; Compliance with Laws; Regulatory Matters.	21
5.19	Intellectual Property.	22
5.20	Customers and Suppliers.	23
5.21	Accounts Receivable and Payable; Loans.	23
5.22	Prepayments.	23
5.23	Employees.	23
5.24	Employment Matters.	24
5.25	Withholding.	24

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Execution Version

5.26	Real Property.	24
5.27	Accounts.	24
5.28	Tax Matters.	25
5.29	Environmental Laws.	26
5.30	Finders’ Fees.	26
5.31	Powers of Attorney and Suretyships.	26
5.32	Directors and Officers.	27
5.33	Other Information.	27
5.34	Certain Business Practices.	27
5.35	Money Laundering Laws.	27
5.36	Not an Investment Company.	27
5.37	Related Party Transaction.	27

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES	28
6.1	Corporate Existence and Power.	28
6.2	Corporate Authorization.	28
6.3	Governmental Authorization.	28
6.4	Non-Contravention.	28
6.5	Issuance of Shares.	28
6.6	Capitalization.	28
6.7	Information Supplied.	29
6.8	Trust Fund.	29
6.9	Listing.	29
6.10	Board Approval.	29
6.11	Parent SEC Documents and Financial Statements.	30
6.12	Litigation.	30
6.13	Compliance with Laws.	31
6.14	Money Laundering Laws.	31
6.15	OFAC.	31
6.16	Not an Investment Company.	31
6.17	Tax Matters.	31
6.18	Finders’ Fees.	32
6.19	Business Activities; Contracts and Liabilities.	32
6.20	No Undisclosed Liabilities.	33
6.21	Affiliate Transactions.	33

ARTICLE VII	COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING	33
7.1	Conduct of the Business.	33
7.2	Access to Information.	35
7.3	Notices of Certain Events.	36
7.4	SEC Filings.	36
7.5	Financial Information.	37
7.6	Trust Account.	37
7.7	Directors’ and Officers’ Indemnification and Insurance.	37

ARTICLE VIII	COVENANTS OF THE COMPANY GROUP	38
8.1	Reporting and Compliance with Laws.	38
8.2	Reasonable Best Efforts to Obtain Consents.	38
8.3	Annual and Interim Financial Statements.	38
8.4	Key Personnel of the Company.	38
8.5	[Reserved.]	38
8.6	[Reserved.]	38
8.7	Company Shareholder Approval.	38

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Execution Version

8.8	Equity Incentive Plan.	38
8.9	Lock-Up Agreement.	39
8.10	Settlement of Dale Li Funding.	39
8.11	Continuity of Leased Premises.	39

ARTICLE IX	COVENANTS OF ALL PARTIES HERETO	39
9.1	Reasonable Best Efforts; Further Assurances.	39
9.2	Tax Matters.	39
9.3	Compliance with SPAC Agreements.	40
9.4	PIPE Investment.	40
9.5	Registration Statement.	41
9.6	Confidentiality.	42
9.7	SPAC Extension Funding.	42
9.8	[Reserved.]	42

ARTICLE X	CONDITIONS TO CLOSING	42
10.1	Conditions to the Obligations of Each Party.	42
10.2	Additional Conditions to Obligations of the Purchaser Parties.	43
10.3	Additional Conditions to Obligations of the Company.	44

ARTICLE XI		45
11.1	Non-Survival of Representations, Warranties and Covenants.	45

ARTICLE XII	DISPUTE RESOLUTION	46
12.1	Governing Law; Consent to Jurisdiction.	46
12.2	Waiver of Jury Trial; Exemplary Damages.	46

ARTICLE XIII	TERMINATION	46
13.1	Termination Without Default.	46
13.2	Termination Upon Default.	46
13.3	Survival.	47

ARTICLE XIV	MISCELLANEOUS	47
14.1	Notices.	47
14.2	Amendments; No Waivers; Remedies.	48
14.3	Arm’s Length Bargaining; No Presumption Against Drafter.	48
14.4	Publicity.	49
14.5	Transaction Costs.	49
14.6	No Assignment or Delegation.	49
14.7	Governing Law.	49
14.8	Counterparts; Facsimile Signatures.	49
14.9	Entire Agreement.	49
14.10	Severability.	50
14.11	Construction of Certain Terms and References; Captions.	50
14.12	Further Assurances.	50
14.13	Third Party Beneficiaries.	50
14.14	Waiver.	50

Exhibit A	Form of Lock-up Agreement
Exhibit B	Form of Proposed Amended and Restated Memorandum and Articles of Association of SPAC Surviving Company
Exhibit C	Company Shareholders Support Agreement
Exhibit D	Form of Amended and Restated Registration Rights Agreement
Schedule I	Company Disclosure Letter
Schedule II	Parent Disclosure Letter
Schedule 4.1(a)	Shareholder Allocation
Schedule 4.2(a)	Closing Payment Shares

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Execution Version

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of August 22, 2026 (the “Signing Date”), by and among SuperiorMed Holdings Limited, a Cayman Islands exempted company (the “Company”), SuperiorMed Healthcare Management FZ-LLC, a Dubai free zone limited liability company (the “Dubai Subsidiary”), SuperiorMed Capital Limited, a BVI business company incorporated under the Laws of the British Virgin Islands (“BVI”), and SuperiorMed Development Limited, a BVI business company also incorporated under the Laws of the British Virgin Islands (each, a “Principal Shareholder” and collectively, the “Principal Shareholders”), Dale Li, an individual, solely in his capacity as the shareholder representative, agent and attorney-in-fact of the Principal Shareholders (the “Principal Shareholders’ Representative”), Starry Sea Acquisition Corp, a Cayman Islands exempted company (the “Parent”), SuperiorMed Healthcare Group, a Cayman Islands exempted company and wholly-owned subsidiary of the Parent (the “Purchaser”), and SuperiorMed Healthcare MergerCo, a Cayman Islands exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”).

W I T N E S E T H:

A. The Company, through its wholly owned subsidiaries, is in the business of management and consulting service for certain medical institutions (the “Business”);

B. The Company will, upon completion of the Restructuring (as defined below), including completion of any required UAE authority registrations, filings, shareholder updates and UBO updates, be a holding company for the Dubai Subsidiary;

C. Dubai Subsidiary directly owns 100% of the issued and outstanding equity interest in SuperiorMed Longevity Clinic L.L.C, a company duly incorporated and validly existing under the laws of the United Arab Emirates (“UAE”) (“SML”);

D. Dubai Subsidiary directly owns 100% of the issued and outstanding equity interest in SuperiorMed Wellness Project Management L.L.C, a company duly incorporated and validly existing under the laws of the UAE (“SWPM”);

E. The Parent is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities;

F. The Purchaser is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the SPAC Surviving Company (as defined below) (the “SPAC Merger”);

G. The parties hereto desire that the Merger Sub shall merge with and into the Company, upon the terms and subject to the conditions set forth herein and upon satisfaction of all the applicable provisions of the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) under Part 16 thereof, including the approval, execution and filing of the plans of Mergers and any related officer certificates, director’s declarations, director approvals, shareholder approvals, resolutions, deliverables and filings required thereunder, as applicable to the Mergers (the “Acquisition Merger,” and together with the SPAC Merger, the “Mergers”);

H. For United States federal and applicable state income tax purposes, the parties intend that the SPAC Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (the “SPAC Intended Tax Treatment”), and that this Agreement is intended to be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code (a “Plan of Reorganization”) with respect to the SPAC Merger; and

Execution Version

I. For United States federal and applicable state income tax purposes, the parties intend that the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (the “Company Intended Tax Treatment”), and that this Agreement is intended to be, and hereby is, adopted as a Plan of Reorganization with respect to the Acquisition Merger; and

J. Prior to the execution and delivery of this Agreement by the parties, certain Company Shareholders have entered into and delivered support agreements, pursuant to which each such Company Shareholder has agreed to vote in favor of this Agreement and the Acquisition Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” means the Lock-up Agreements, Registration Rights Agreement, Proposed Amended and Restated Memorandum and Articles of Association of the Purchaser, Company Shareholders Support Agreement, and Removal Letter.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing and subsequent to the Closing, each Principal Shareholder is an Affiliate of the Company, and (b) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.4 “Amended and Restated Registration Rights Agreement” means the agreement, in the form attached as Exhibit D, to be entered into at the Closing by and among the SPAC Surviving Company, the Sponsor and certain Company Shareholders, providing for customary demand, piggyback and shelf registration rights with respect to the Closing Payment Shares and, if applicable, any PIPE shares, including the shelf-registration obligations expressly contemplated by this Agreement.

1.5 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, the Cayman Islands, the British Virgin Islands or UAE are authorized to close for business.

1.8 “Closing Payment Shares” means such number of Purchaser Ordinary Shares equal to the Company Net Value divided by $10.00.

1.9 [Reserved.]

Execution Version

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Company Net Value” means an amount equal to $200,000,000.

1.12 “Company Shares” has the meaning set forth in Section 5.5.

1.13 “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Shares.

1.14 [Reserved.]

1.15 “Lock-up Agreement” means the agreements in the forms attached as Exhibit A or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date hereof entered into by and between the persons listed on Schedule 1.15 and the Purchaser.

1.16 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 7.1 after the Signing Date and prior to the Closing.

1.17 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.18 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.19 “Environmental Laws” means all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.21 “Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any governmental authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.22 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.23 “IPO” means the initial public offering of the Parent pursuant to a prospectus dated August 7, 2025, and filed with the SEC on August 8, 2025.

1.24 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

Execution Version

1.25 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.26 “Inventory” has the meaning set forth in the UCC.

1.27 “Investment Management Trust Agreement” means the investment management trust agreement made as of August 7, 2025 by and between the Parent and Odyssey Transfer and Trust Company.

1.28 “IT Assets” means computers, software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

1.29 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.30 “Leases” means the leases set forth on Schedule 1.30 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.31 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.32 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.33 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of the Company and its Subsidiaries, taken as a whole, which would prevent the Company and its Subsidiaries from operating its Business in the same manner as on the date of this Agreement and on the Closing Date, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which the Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded). For the avoidance of doubt, none of the following shall constitute, or be taken into account in determining whether there has been, a “Material Adverse Effect” or “Material Adverse Change”: (xi) the Restructuring or any step, transaction or action undertaken to effect the Restructuring; and (xii) any matter arising from the change of the target group to the Company Group.

Execution Version

1.34 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.35 “Organizational Documents” means, with respect to any Person, its certificate of incorporation, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.36 “Parent Ordinary Shares” means the ordinary shares, par value of $0.0001 per share, of Parent.

1.37 “Parent Right” means the issued and outstanding rights of Parent, each such right convertible into one-sixth (1/6) of one Parent Ordinary Share at the closing of a business combination.

1.38 “Parent Securities” means the Parent Ordinary Shares, Parent Rights, and Parent Units, collectively.

1.39 “Parent Unit” means each outstanding unit consisting of one Parent Ordinary Share and one Parent Right to receive one-sixth (1/6) of one Parent Ordinary Share.

1.40 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company Group so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company Group of any Contract or Law, and (D) the Liens set forth on Schedule 1.40; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established).

1.41 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.42 “Purchaser Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of Purchaser, each being entitled to one (1) vote, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

1.43 “Purchaser Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of Purchaser, each being entitled to ten (10) votes, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

1.44 “Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

1.45 “Purchaser Parties” means the Purchaser, the Parent, and the Merger Sub.

1.46 “Purchaser Rights” means the rights of Purchaser, each such right convertible into one Purchaser Class A Ordinary Share.

1.47 “Purchaser Securities” means the Purchaser Ordinary Shares and Purchaser Rights, collectively.

1.48 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.49 “Removal Letter” means a letter to be delivered by the Company Group for the removal of restrictive legends from shares issued pursuant to the applicable agreements.

Execution Version

1.50 “Restructuring” means the reorganization of the group structure of which the Dubai Subsidiary forms part, to be completed prior to the Closing in such manner as the Company may determine, as a result of which the Company will, directly or indirectly, own one hundred percent (100%) of the issued and outstanding equity interests of the Dubai Subsidiary as of the Closing Date. For purposes of this definition, completion of the Restructuring shall include completion of any required UAE authority approvals, registrations, notifications, shareholder updates and UBO updates necessary to reflect such ownership in the records of the relevant UAE authorities.

1.51 [Reserved.]

1.52 [Reserved.]

1.53 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.54 “SEC” means the U.S. Securities and Exchange Commission.

1.55 “Securities Act” means the Securities Act of 1933, as amended.

1.56 “Shareholders” or “Company Shareholders” means the shareholders of Company.

1.57 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.58 “Sponsor” means STARRY SEA INVESTMENT LIMITED, a private company duly incorporated and validly existing under the laws of British Virgin Islands.

1.59 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 5.14.

1.60 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.61 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.62 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.63 “Transaction Costs” means (i) all the legal, financial advisory, consulting, accounting and audit fees, costs and expenses reasonably incurred in connection with the signing of this Agreement, the SPAC Merger, and the Acquisition Merger prior to and through the Closing by the Purchaser Parties, and (ii) all the fees, costs and expenses relating to the valuation of the Company’s business, financial projection and the purchase price in connection with the SPAC Merger and Acquisition Merger.

Execution Version

1.64 “Transaction Shares” means Purchaser Ordinary Shares.

1.65 “UBO” means an Ultimate Beneficial Owner, as determined in accordance with applicable UAE laws and regulations relating to beneficial ownership, anti-money laundering and corporate transparency requirements.

1.66 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.67 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.68 “$” means U.S. dollars, the legal currency of the United States.

ARTICLE II

SPAC MERGER

2.1 SPAC Merger. At the SPAC Merger Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and upon satisfaction of all the applicable provisions of Part 16 of the Cayman Companies Act, including the approval, execution and filing of the Plan of SPAC Merger (as defined in Section 2.2) and any related officer certificates, director’s declarations, director approvals, shareholder approvals, resolutions, deliverables and filings required thereunder, the Parent shall be merged with and into Purchaser, whereupon the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving company. Purchaser as the surviving company after the SPAC Merger is hereinafter referred to, after the SPAC Merger Effective Time, as the “Purchaser” or “SPAC Surviving Company.”

2.2 SPAC Merger Effective Time. Following the satisfaction or waiver (by the applicable party) of the closing conditions set forth in Section 10 (except for Section 10.1(c) and such conditions to be performed at Closing), Parent shall cause the SPAC Merger to be consummated by filing a plan of merger (the “Plan of SPAC Merger”) (and other documents required by the Cayman Companies Act) with the Registrar of Companies in the Cayman Islands, in accordance with the relevant provisions of the Cayman Companies Act (the time of such filings, or such later time as specified in the Plan of SPAC Merger, being the “SPAC Merger Effective Time”).

2.3 Effect of the SPAC Merger. At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, the Plan of SPAC Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the SPAC Surviving Company, which shall include the assumption by the SPAC Surviving Company of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the SPAC Merger Effective Time, and all securities of the SPAC Surviving Company issued and outstanding as a result of the conversion under Sections 2.6(a) through (c) hereof shall be listed on the public trading market on which the Parent Units may be trading at such time.

2.4 Memorandum and Articles of Association of the SPAC Surviving Company. At the SPAC Merger Effective Time, the amended and restated memorandum and articles of association of the Parent, as in effect immediately prior to the SPAC Merger Effective Time, shall cease to be of effect and the memorandum and articles of association of the Purchaser shall be the memorandum and articles of association of the SPAC Surviving Company, except that such memorandum and articles of association shall be amended and restated in its entirety so that they read in their entirety as set forth in the form of Exhibit B attached hereto, and as so amended and restated, shall be the memorandum and articles of association of the SPAC Surviving Company and thereafter amended in accordance with their terms, the Organizational Documents of the SPAC Surviving Company and as provided by the Cayman Companies Act.

Execution Version

2.5 Directors and Officers of the SPAC Surviving Company. Immediately after the SPAC Merger Effective Time, the officers and the board of directors of the SPAC Surviving Company shall be as specified in Section 3.3 herein.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Ordinary Shares.

(i) At the SPAC Merger Effective Time, every Parent Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted automatically into one Purchaser Class A Ordinary Share (as defined in the amended and restated memorandum and articles of association of the Purchaser to be adopted at the SPAC Merger Effective Time). At the SPAC Merger Effective Time, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be converted or canceled (as the case may be) and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the SPAC Merger Effective Time, as evidenced by the register of the members of the Parent shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. From and after the SPAC Merger Effective Time, each certificate or book entry position as evidenced in the relevant register of members that evidenced Parent Ordinary Shares immediately prior to the SPAC Merger shall entitle the holder only to the applicable number of Purchaser Class A Ordinary Shares into which such certificate or book entry position as evidenced in the relevant register of members is convertible according to this Section 2.6(a). Upon surrender of each certificate (if any) previously evidencing Parent Class A Ordinary Shares, such certificate shall be exchanged for a certificate representing the same number of Purchaser Class A Ordinary Shares in accordance with Section 2.7 and the register of members of the SPAC Surviving Company shall be updated accordingly.

(ii) Each certificate (if any) or book entry position as evidenced in the relevant register of members formerly representing Parent Class A Ordinary Shares (other than the Parent Excluded Shares) shall thereafter represent only the right to receive the same number of Purchaser Class A Ordinary Shares in accordance with the terms hereof.

(b) Parent Units. At the SPAC Merger Effective Time, every issued and outstanding Parent Unit shall be separated automatically into its component securities, consisting of one Parent Ordinary Share and one Parent Right, and all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each component of such Parent Unit shall be treated in accordance with Section 2.6(a) and Section 2.6(c), as applicable. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law.

(c) Parent Rights. At the SPAC Merger Effective Time, every issued and outstanding Parent Right immediately prior to the SPAC Merger Effective Time shall be converted automatically into one Purchaser Right. At the SPAC Merger Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be converted and shall cease to exist. The holders of certificates previously evidencing Parent Rights outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. At the Closing, all Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of Purchaser Rights instead will receive one Purchaser Class A Ordinary Share in exchange for the cancellation of each Purchaser Right; provided that no fractional shares will be issued and all fractional shares will be rounded down to the nearest whole share. Upon surrender of each certificate (if any) previously evidencing Purchaser Rights, such certificate shall be exchanged for a certificate representing the applicable number of Purchaser Class A Ordinary Shares and the register of members of the SPAC Surviving Company shall be updated accordingly.

(d) Cancellation of Parent Ordinary Shares Owned by Parent. At the SPAC Merger Effective Time, if there are any shares of Parent Ordinary Shares that are owned by the Parent as treasury shares or any shares of Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the SPAC Merger Effective Time, such shares shall be canceled without any conversion thereof or payment therefor.

Execution Version

(e) Cancellation of Purchaser Ordinary Share Owned by Parent. At the SPAC Merger Effective Time, every issued and outstanding share(s) of Purchaser owned by the Parent as set forth in Section 6.6(b), being the only issued and outstanding share(s) in Purchaser immediately prior to the SPAC Merger Effective Time, shall be canceled without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any securities of Purchaser are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the SPAC Surviving Company, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Securities. All Purchaser Securities issued in exchange of Parent Securities in accordance with the terms hereof shall, upon the relevant entries being made in the register of members of the SPAC Surviving Company, be deemed to have been issued in full satisfaction of all rights pertaining to such Parent Securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates. In the event any certificates of Parent Securities shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7 and upon undertaking any required action in accordance with the relevant Organizational Documents; provided, however, that SPAC Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the SPAC Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 U.S. Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the U.S. federal income tax treatment of the SPAC Merger), each of the parties intends, and shall use commercially reasonable efforts to cause, that the SPAC Merger qualifies for the SPAC Intended Tax Treatment. The Parent and the Purchaser hereby (i) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” with respect to the SPAC Merger within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the SPAC Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the SPAC Merger for the SPAC Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the SPAC Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the SPAC Merger is determined not to qualify for the SPAC Intended Tax Treatment.

2.10 Taking of Necessary Action; Further Action. If, at any time after the SPAC Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Execution Version

ARTICLE III
ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.2) concurrently with the SPAC Merger and in accordance with the applicable provisions of the Cayman Companies Act upon satisfaction of all the applicable provisions of Part 16 of the Cayman Companies Act, including the approval, execution and filing of the Plan of SPAC Merger and any related officer certificates, director’s declarations, director approvals, shareholder approvals, resolutions, deliverables and filings required thereunder, Merger Sub, as a wholly-owned subsidiary of the Purchaser, shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Acquisition Surviving Company”).

3.2 Closing; Acquisition Merger Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Acquisition Merger (the “Closing”) shall take place concurrently with the SPAC Merger at the offices of Torres & Zheng at Law, P.C., on a date no later than fifteen (15) Business Days after the satisfaction or waiver of all the conditions set forth in this Agreement, or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (the “Plan of Acquisition Merger”) in form and substance acceptable to the Merger Sub and the Company and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Acquisition Merger (and other documents required by the Cayman Companies Act) with the Registrar of Companies in the Cayman Islands in accordance with the relevant provisions of the Cayman Companies Act. The Acquisition Merger shall become effective on the date as specified in the Plan of Acquisition Merger as permitted under the Cayman Companies Act (“Acquisition Merger Effective Time”).

3.3 Board of Directors. Immediately after the Acquisition Merger Effective Time, the SPAC Surviving Company’s board of directors shall consist of five (5) directors. The Parent shall designate, or cause to be designated, one (1) director, who shall qualify as an independent director in accordance with the requirements of the New York Stock Exchange (“NYSE”) or Nasdaq Stock Market (“Nasdaq”). The Company shall designate, or cause to be designated, four (4) directors prior to Closing, one (1) whom shall be Dale Li, two (2) of whom shall qualify as independent directors in accordance with NYSE or Nasdaq requirements. The SPAC Surviving Company’s board of directors will comply with the requirements of NYSE or Nasdaq, subject to applicable exemptions. The officers of the Company shall become the officers of the SPAC Surviving Company.

3.4 Effect of the Merger. At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Acquisition Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Acquisition Surviving Company, which shall include the assumption by the Acquisition Surviving Company of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the Acquisition Merger Effective Time.

3.5 Memorandum and Articles of Association of the Acquisition Surviving Company. At and immediately following the Acquisition Merger Effective Time, the memorandum and articles of association of the Merger Sub, as in effect immediately prior to the Acquisition Merger Effective Time, shall cease to be of effect and the memorandum and articles of association of the Company in the form annexed to the Plan of Acquisition Merger shall be the memorandum and articles of association of Acquisition Surviving Company until thereafter amended or restated in accordance with their terms, the Organizational Documents of the Acquisition Surviving Company and as provided by the Cayman Companies Act.

3.6 Taking of Necessary Action; Further Action. If, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Acquisition Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Execution Version

ARTICLE IV
CONSIDERATION

4.1 Cancellation and Conversion of Capital.

(a) Cancellation of Ordinary Share. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and this Agreement and without any action on the part of the Purchaser, the Merger Sub, the Company or the Company Shareholders, each Company Share issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than the Excluded Shares as defined below) shall be cancelled in exchange for the right to receive, without interest, the applicable portion of the Closing Payment Shares, as set forth on Schedule 4.1(a) (the “Shareholders’ Allocation Schedule”) as specified on Schedule 4.1(a) attached hereto; it being agreed that the Closing Payment Shares shall be allocated among the Shareholders on a pro rata basis based on the number of Company Shares held by each such Shareholder (as evidenced in the relevant register of members) immediately prior to the Acquisition Merger Effective Time. If there is any change to the Shareholders’ Allocation Schedule between the time of such delivery and the Closing solely as a result of the change of ownership in the Company Shares (as evidenced in the relevant register of members), the Company shall promptly deliver an updated Shareholders’ Allocation Schedule to Parent. For avoidance of any doubt, each Company Shareholder will cease to have any rights with respect to the Company Shares, except the right to receive, without interest, the respective percentage of the Closing Payment Shares issuable to the Company Shareholders in accordance with the Shareholders’ Allocation Schedule.

(b) Share Capital of Merger Sub. Each ordinary share of Merger Sub that is issued and outstanding immediately prior to the Acquisition Merger Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into one ordinary share of the Acquisition Surviving Company (and such share of the Acquisition Surviving Company into which the ordinary share of Merger Sub are so converted shall be the only share of the Acquisition Surviving Company that is issued and outstanding immediately after the Acquisition Merger Effective Time).

(c) Treatment of Certain Company Shares. At the Acquisition Merger Effective Time, all Company Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries immediately prior to the Acquisition Merger Effective Time (the “Excluded Shares”) shall be automatically canceled without any consideration delivered in exchange thereof.

(d) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Acquisition Surviving Company or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Surrender of Certificates. All securities issued upon the surrender of the certificates representing the Company Shares in accordance with the terms hereof, shall, upon the relevant entries being made in the register of members of the Acquisition Surviving Company, be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Shares shall also apply to the Closing Payment Shares so issued in exchange.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Share shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued the applicable portion of the Closing Payment Shares for such number of Company Shares represented by such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof and undertake any required action in accordance with the relevant Organizational Documents; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

Execution Version

(g) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Acquisition Merger Effective Time, any change in the issued and outstanding securities of the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Company or Purchaser or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in shares, the Closing Payment Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2 Payment of Merger Consideration.

(a) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall issue to each Company Shareholder such number of Closing Payment Shares opposite such Company Shareholder’s name on Schedule 4.2(a) attached hereto.

(b) No certificates or scrip representing fractional Purchaser Ordinary Shares will be issued pursuant to the Acquisition Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.

4.3 Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to the Shareholders pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law; provided, that Purchaser or any other applicable withholding agent shall notify the payee at least three (3) Business Days before deducting and withholding from any consideration otherwise payable to any Person pursuant to this Agreement and shall reasonably cooperate with such Person in seeking to reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.4 U.S. Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the U.S. federal income tax treatment of the Acquisition Merger), each of the parties intends that the Acquisition Merger qualifies for the Company Intended Tax Treatment. The Merger Sub, the Company and the Company Shareholders hereby (i) adopt, and the Parent and Purchaser acknowledge, this Agreement as a “plan of reorganization” with respect to the Acquisition Merger within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Company Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger for the Company Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Company Intended Tax Treatment.

Execution Version

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser Parties that, except as set forth in the disclosure letter delivered to the Purchaser Parties by the Company Group on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, each of the following representations and warranties is true and correct as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). Notwithstanding the foregoing, each representation and warranty (including under Sections 5.1, 5.5 and 5.9) to the extent it relates to the existence of the Company, its capital structure, or its direct or indirect ownership of the Dubai Subsidiary and its subsidiaries, and the truth of which is dependent upon completion of the Restructuring, shall be made solely as of the Closing Date after giving effect to the Restructuring, and shall not be deemed made as of the date of this Agreement. The parties hereto agree that any reference in a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is reasonably apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement, such disclosure may also be deemed to be relevant to such other sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries. It is being acknowledged that the schedules to this Article V shall be collectively attached hereto as Schedule I.

5.1 Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite corporate power and authority, to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 5.1 lists all jurisdiction in which any member of the Company Group is qualified to conduct the business.

5.2 Authorization. The execution, delivery and performance by the Company Group of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company Group of the transactions contemplated hereby and thereby are within the corporate powers of the Company Group and have been duly authorized by all necessary corporate action on the part of the Company Group, subject to the authorization and approval of this Agreement, the Plan of Acquisition Merger and the transactions contemplated hereby by way of a special resolution of the shareholders of the Company passed by the affirmative vote of holders of Company Shares representing at least two-thirds of the votes of the Company Shares present and voting in person or by proxy at a meeting of the shareholders of the Company or by an unanimous written resolutions passed by all the holders of Company Shares in accordance with the memorandum and articles of association of the Company and the Cayman Companies Act, and such other authorization, if any, as specified in the Organizational Documents (“Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company Group enforceable against the Company Group in accordance with their respective terms to which it is a party, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The only vote of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and the transactions contemplated hereby is the Requisite Company Vote.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority as of the date of this Agreement, except for the approvals listed on Schedule 5.3 (each of the foregoing, a “Governmental Approval”).

Execution Version

5.4 Non-Contravention. Assuming compliance with the matters referred to in Section 5.3, to the knowledge of the Company Group, none of the execution, delivery or performance by the Company Group of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the organizational or constitutive documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 5.10 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Material Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Share, or any of the Company Group’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Company Shares, (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, except in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capital Structure.

(a) Share Capital. The authorized share capital of the Company is $50,000 divided into 500,000,000 ordinary shares of par value $0.0001 each, of which 100 ordinary shares of a par value of $0.0001 each are issued and outstanding as of the date hereof (the “Company Shares”). As of the date of this Agreement, (i) no Company Shares are held as treasury shares, (ii) all of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth in the Company’s Organizational Documents, are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding Company Shares are owned legally and of record by the Persons set forth on Schedule 5.5(a). The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by the SPAC Surviving Company. As of the date of this Agreement, no other class in the share capital of the Company is authorized or issued or outstanding.

(b) Except as set forth on Schedule 5.5(b), there are no: (a) outstanding Company Share Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company, (c) to the knowledge of the Company, agreements with respect to any of the Company Shares, including any voting trust, other voting agreement or proxy with respect thereto (other than the Company’s Organizational Documents); or (d) disputes, controversies, demands or claims as to any Company Shares.

5.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.7 Corporate Records. All proceedings of the board of directors occurring since the Balance Sheet Date, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members, register of directors and officers, register of mortgages and charges or the equivalent documents of the Company Group are complete and accurate in all material respects. The register of members, register of directors and officers, register of mortgages and charges or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of the Company Group since the Balance Sheet Date, have been made available to the Purchaser Parties, and are true, correct and complete copies of the register of members, register of directors and officers, register of mortgages and charges or the equivalent documents and minute book records of the Company Group.

Execution Version

5.8 Assumed Names. Schedule 5.8 is a complete and correct, in all material respects, list of all assumed or “doing business as” names currently or, within two (2) years prior to the date of this Agreement used by the Company Group, including names on any websites. Since the Balance Sheet Date, none of the Company Group has used any name other than the names listed on Schedule 5.8 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, to the extent as required by applicable laws.

5.9 Subsidiaries.

(a) Schedule 5.9(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.9(a), as the case may be, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company Group free and clear of all Liens (other than those, if any, imposed by such Organizational Documents of the Subsidiaries); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.9(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiary listed on Schedule 5.9(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) except as set forth on Schedule 5.9(a), none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.9(a), there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of any Subsidiary of the Company.

(c) Dubai Subsidiary is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of SML and SWPM. There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of SML and SWPM.

(d) The capital and organizational structure of SML and SWPM are valid and in full compliance with the applicable Laws, other than as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.9(d), the registered capital of the SML and SWPM has been paid up in accordance with the schedule of payment stipulated in its Organizational Documents, approval documents, certificates of approval and legal person business license (collectively, the “UAE Establishment Documents”) and in compliance with applicable Laws. The UAE Establishment Documents of SML and SWPM have been duly approved and filed in accordance with the laws of the UAE and are valid and enforceable. The business scope specified in the UAE Establishment Documents complies in all material respects with the requirements of all applicable Laws, and the operation and conduct of business by, and the term of operation of the SML and SWPM in accordance with the UAE Establishment Documents is in compliance in all material respects with applicable Laws.

5.10 Consents. Except as set forth on Schedule 5.10, no Contracts binding upon the Company Group require a consent, approval, authorization, order or other action of or filing with any Person (other than the Company Group or its shareholders) as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

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5.11 Financial Statements.

(a) Schedule 5.11(a) contains the consolidated financial statements of the Company Group for the fiscal years ended December 31, 2025 and December 31, 2024 (the fiscal year ended December 31, 2024 being the period from July 3, 2024 (inception) through December 31, 2024) (collectively, the “Unaudited Financial Statements”). The balance sheet of the Company Group as of December 31, 2025, included in the Unaudited Financial Statements is hereinafter referred to as the “Balance Sheet” and December 31, 2025 is hereinafter referred to as the “Balance Sheet Date”.

(b) The Unaudited Financial Statements (i) have been prepared from the Books and Records of the Company Group in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) fairly present in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein.

(c) Except as specifically disclosed in Schedule 5.11(c), reflected or fully reserved against on the Balance Sheet, and for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, which are not, individually or in the aggregate, material to the Company Group, as of the date of this Agreement, there are no material Liabilities relating to the Company Group of a type required to be reflected or reserved against on a consolidated balance sheet of the Company Group prepared in accordance with U.S. GAAP.

(d) The Unaudited Financial Statements accurately reflect in all material respects the outstanding Indebtedness of the Company Group as of the respective dates thereof.

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are complete and authentic in all material respects.

(a) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company, as a privately owned company, is not subject to the internal controls requirements of the Sarbanes Oxley Act, and the Company makes no representation that its internal controls over financial reporting or its disclosure controls are effective according to the Sarbanes Oxley Act. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c) Since the Balance Sheet Date, neither the Company nor any Subsidiary of the Company has received any written or, to the actual knowledge of the Company, oral allegation, assertion or claim with respect to material questionable accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company, or unlawful accounting or auditing matters with respect to the Company or any Subsidiary of the Company.

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(d) Since the Balance Sheet Date, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted by the Company or any Subsidiary of the Company.

5.13 Absence of Certain Changes. From the Balance Sheet Date to the date hereof, the Company Group has conducted the Business in the ordinary course. Without limiting the generality of the foregoing, to the knowledge of the Company Group, except as set forth on Schedule 5.13, or as contemplated by this Agreement from the Balance Sheet Date to the date hereof, there has not been:

(a) any Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company Group relating to the Business, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares or of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares or shares of capital stock or other equity interests;

(d) (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Share or any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group, in each case other than in the ordinary course of business consistent with past practice of the Company Group;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group which will cause a Material Adverse Effect;

(f) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g) Except as disclosed under Schedule 5.13(g), any sale, transfer, lease to others or otherwise disposition of any of its material assets by the Company Group except for inventory, licenses or services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h) (i) any material amendment to or termination of any Material Contract, (ii) any material amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company Group, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(i) other than in the ordinary course of business, any capital expenditure by the Company Group in excess in any fiscal month of $500,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $500,000 in the aggregate by the Company Group;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

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(k) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of $500,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business or any loan among Company Group, or any loan approved by the board of directors or shareholders pursuant to its Charter Document;

(l) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(m) any material amendment to the Company Group’s Organizational Documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or the transactions contemplated hereunder;

(n) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(o) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group;

(p) any action taken by the Company Group or any event occurred which would have violated the covenants of the Company Group set forth in Section 7.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date, or

(q) any undertaking of any legally binding obligation to do any of the foregoing.

5.14 Properties; Title to the Company Group’s Assets.

(a) Except as set forth on Schedule 5.14(a), the material items of Tangible Personal Property have no material defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses. All of the Tangible Personal Property is in the possession or control of the Company or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.14(b), no such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15 Litigation. Except as set forth on Schedule 5.15, there is no Action pending against, or to the knowledge of the Company Group threatened in writing against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Shares, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. Each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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5.16 Contracts.

(a) Schedule 5.16(a) lists all written material Contracts (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $500,000 or more per contract (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $500,000 per contract annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $250,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations, or (C) has an obligation to make a payment, other than payment to any party affiliated with, related to, or introduced to the Company Group by the Parent, in excess of $250,000 upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iv) all Contracts creating a material joint venture, material strategic alliance, material limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of $500,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (A) non-exclusive licenses granted in the ordinary course of business; and (B) non-exclusive licenses to commercially available software or technology with a value not in excess of $500,000;

(vii) all Contracts restricting the conduct of the Company Group or substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets, license and other material Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations

(x) all Contracts with or pertaining to the Company Group to which any 10% Shareholder is a party;

(xi) other than the ordinary course of business, all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $200,000 per month;

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(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount exceeding $500,000;

(xiii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered so that the purpose of the Contract cannot be achieved, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.16(b), (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company Group previously provided to the Purchaser Parties true and correct, in all material respects, fully executed copies of each written Material Contract.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.16(c), none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 5.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17 Licenses and Permits. Schedule 5.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

Execution Version

5.18 Cybersecurity; Compliance with Laws; Regulatory Matters.

(a) Except as set forth on Schedule 5.18(a), the Company Group is not in violation of, has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge, and since December 31, 2024, the Company Group has not received any subpoenas by any Authority. Except as set forth on Schedule 5.18(a), and to the Company Group’s knowledge, no material permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 5.18. Without limiting the generality of the foregoing, to the Company Group’s knowledge, the Company Group is in compliance in all material respects with the applicable UAE Laws material to the conduct of the Business.

(b) Except as set forth on Schedule 5.18(b), to the Company’s actual knowledge, in connection with its collection, storage, use, processing and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of any Company Group, the Company Group is and has been in compliance with (i) all applicable Laws (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in all material respects, in all relevant jurisdictions, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which any Company Group is bound. The Company Group maintains and has implemented and maintained reasonable physical, technical, organizational and administrative security measures, procedures and policies or otherwise intended or designed to protect all Personal Information and other data owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. Each Company Group is and has (i) undertaken and resolved or is in the process of resolving in good faith, any material issues identified by any surveys, audits, or assessments (including any risk assessments and risk analyses) of all areas of its business and operations, in each case, required in accordance with applicable Privacy Laws, (ii) made all material disclosures to, and obtained all appropriate and material consents, approvals or authorizations from customers, employees, directors, officers, consultants, contractors and other applicable Persons as required under applicable Privacy Laws to Process such Personal Information lawfully and in accordance with applicable Privacy Laws, (iii) been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations and (iv) filed all material registrations required under applicable Privacy Laws with the applicable data protection authority, in each case to the extent required under applicable Privacy Laws. To the actual knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group which require or required the Company Group to notify Authorities, affected individuals or other parties of such occurrence (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets or (z) data security incidents, data breaches, ransomware incidents, or other adverse events or incidents related to any IT Assets, Personal Information, or Company data in the custody or control of the Company Group or any Service Provider Processing Personal Information on behalf of the Company or the Company Subsidiaries. No Actions are pending or, to the actual knowledge of the Company, threatened in writing against the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information.

(c) [Reserved].

(d) To the actual knowledge of the Company, since the Balance Sheet Date, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Company and its Subsidiaries in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Since the Balance Sheet Date, neither the Company nor any Subsidiary of the Company has (A) to the actual knowledge of the Company, experienced any material incident in which such information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (B) received any written (or, to the actual knowledge of the Company, any other) notice or complaint from any Person (including an Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

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(e) None of the Company nor any Subsidiary of the Company has knowingly (i) made an untrue statement of a material fact or fraudulent statement to any Authority; or (ii) failed to disclose a material fact required to be disclosed to any Authority.

5.19 Intellectual Property.

(a) Schedule 5.19 sets forth a true, correct and complete list of all material Intellectual Properties owned by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; and (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Properties.

(b) The Company Group owns free and clear of all Liens (other than Permitted Liens), or has the valid right or license to use, all material Intellectual Property Rights that are necessary for the operation of its business as currently conducted, including (i) manufacturing processes, specifications, and know-how, (ii) product designs, molds, and tooling, (iii) trademarks, service marks, trade names, and logos, (iv) patents and patent applications, (v) trade secrets related to manufacturing and production, and (vi) software and computer programs specifically used in manufacturing operations, quality control, and business operations. For clarity, this representation does not extend to general office software, off-the-shelf programs, or other intellectual property not material to the Company Group’s manufacturing business.

(c) Within the past three (3) years the Company Group has not been sued or charged in writing with or been a defendant in any material Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(d) To the knowledge of the Company Group, the current use by the Company Group of the Intellectual Property Rights does not infringe, and is not expected to infringe, the rights of any other Person in any material respect.

(e) Except as disclosed on Schedule 5.19(e), to the knowledge of the Company Group, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(f) [Reserved].

(g) Except as would not have a Material Adverse Effect, the Company and its Subsidiaries have implemented and maintained reasonable disaster recovery and security plans and procedures and have taken other reasonable steps to safeguard any Trade Secrets, Personal Data, and the information technology systems utilized by the Company Group (the “IT Systems”), from unauthorized access and use.

(h) Except as would not have a Material Adverse Effect, and to the knowledge of the Company, there has been no breach of security or unauthorized access by third parties to the IT Systems or any Personal Data held by the Company Group.

(i) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business.

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5.20 Customers and Suppliers.

(a) Schedule 5.20(a) sets forth a list of the top five (5) customers (by the dollar amount of purchases thereby) of the Company Group as of December 31, 2024 and 2025 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to Company Group by each Material Customer during each such period. Except as set forth in Schedule 5.20(a), as of the Signing Date, no such Material Customer has expressed to the Company Group in writing, and the Company Group has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with Company Group or of a material breach of the terms of any contract with such Material Customer.

(b) Schedule 5.20(b) sets forth a list of the top five (5) vendors to and/or suppliers of (by the dollar amount of purchases therefrom) the Company Group as of December 31, 2024 and 2025 (collectively, the “Material Suppliers”), and the aggregate amount of consideration paid to each Material Supplier by each Group Party during each such period. Except as set forth in Schedule 5.20(b), no Material Supplier is the sole source of the goods or services supplied by such Material Supplier. Except as set forth on Schedule 5.20(b), to the actual knowledge of the Company Group, no supplier listed on Schedule 5.20(b) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company Group, become insolvent or subject to bankruptcy proceedings.

5.21 Accounts Receivable and Payable; Loans.

(a) To the Company Group’s knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business. To the Company Group’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course.

(b) To the Company Group’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect.

(c) Except as set forth on Schedule 5.21(c), the Company Group is not indebted to any other entities except for Affiliate of the Company Group and no entities except for Affiliate of the Company Group are indebted to the Company Group, except for transactions in the ordinary course of business.

5.22 Prepayments. Except as set forth on Schedule 5.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business or those reflected on the Financial Statements.

5.23 Employees.

(a) Schedule 5.23(a) sets forth a true, correct and complete, in all material respects, list of each of the Key Personnel of the Company Group, setting forth the name, title for each such person.

(b) Except as set forth on Schedule 5.23(b), the Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy that would reasonably be expected to have a Material Adverse Effect.

Execution Version

5.24 Employment Matters.

(a) Schedule 5.24(a) sets forth a true and complete list of each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally.

(b) Except as disclosed on Schedule 5.24(b), the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy that would reasonably be expected to have a Material Adverse Effect.

5.25 Withholding. Except as disclosed on Schedule 5.25, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.26 Real Property.

(a) Except as set forth on Schedule 5.26, the Company Group does not own any Real Property. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has good, valid and subsisting title to its respective owned Real Property described on Schedule 5.26, free and clear of all Liens (except for the Permitted Liens).

(b) Schedule 5.26(b) contains a complete and accurate list of all premises currently leased or subleased by the Company Group for the operation of its business, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto, as well as the current annual rent and term under each Lease. With respect to each Lease and to the Company Group’s best of knowledge, information and belief: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid unless the non-payment are due to circumstances beyond the Company Group’s control; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than $300,000 on an annual basis to repair or otherwise remediate for any single Real Property.

5.27 Accounts. Schedule 5.27 sets forth a true, complete and correct, in all material respects, list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

Execution Version

5.28 Tax Matters.

(a) The Company Group has duly and timely filed all material Tax Returns required by applicable Law to be filed by the Company Group; all material Taxes (whether or not shown on any Tax Returns) due and owing by the Company Group have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established; and all such Tax Returns were true, complete and correct in all material respects.

(b) There is no Proceeding, audit or claim now in progress against the Company Group in respect of any material amount of Tax, nor has any Proceeding for any additional material Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.

(c) No written claim has been made in the past three (3) years by any Tax authority in a jurisdiction where the Company Group has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) The Company Group is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course and not relating primarily to Taxes).

(e) The Company Group has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) The Company Group has not granted any waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of the Company Group that will remain outstanding as of the Closing Date.

(g) The Company Group has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any assets of the Company Group other than Permitted Liens.

(i) The Company Group has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise or similar agreement with any Tax authority in respect of which the Company Group could have any material Tax Liability after the Closing. The Company Group has not made any request for a ruling in respect of material Taxes that is currently pending between the Company Group and any Tax authority.

(j) The Company Group (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes or (ii) has no Liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course and not relating primarily to Taxes), or otherwise by Law.

(k) The Company Group has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

Execution Version

(l) The Company Group will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting for any Tax period on or before the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before the Closing, (iii) any installment sale or open transaction disposition made on or before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law) arising on or before the Closing; (v) prepaid amount received or deferred revenue accrued and prior to the Closing outside the ordinary course, (vi) an election under Section 108(i) of the Code made on or before the Closing, (vii) any member of the Company Group that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Company Group within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing or (ix) election made pursuant to Section 965(h) of the Code.

(m) The Company Group has been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

5.29 Environmental Laws.

(a) Except as set forth on Schedule 5.29(a), to the knowledge of the Company Group, the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; and (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company Group has delivered to the Purchaser Parties all material records in its possession concerning the Hazardous Materials Activities of the Company Group (if any) and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group (if any).

(c) Except as set forth on Schedule 5.29(c) and to the knowledge of the Company Group, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

5.30 Finders’ Fees. Except as set forth on Schedule 5.30, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Parent, Purchaser or any of its Affiliates (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.31 Powers of Attorney and Suretyships. Except as set forth on Schedule 5.31, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

Execution Version

5.32 Directors and Officers. Schedule 5.32 sets forth a true, correct and complete, in all material respects, list of all directors and officers of the Company.

5.33 Other Information. Neither this Agreement nor any of the documents or other information made available to the Purchaser Parties or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, the Company share capital, the Company Group’s assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect. The Company Group has provided the Purchaser Parties with all material information regarding the Business requested by the Purchaser Parties in writing.

5.34 Certain Business Practices. To the knowledge of the Company Group, neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment.

5.35 Money Laundering Laws. The operations of the Company Group are and have been conducted, to the knowledge of the Company Group and in all material respects, in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company Group, threatened.

5.36 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.37 Related Party Transaction.

(a) To the best of knowledge, information and belief of the Company Group, after making reasonable inquiries, except as disclosed in Schedule 5.37 or in the Financial Statements, no director or executive officer (or equivalent thereof) of the Company Group has or has had directly or indirectly: (i) an economic interest in any Top Customer or Top Supplier, or (ii) any contractual arrangement with the Company Group, other than indemnity arrangements or directors’ and officers’ liability insurance coverage (each, a “Related Party Transaction”); provided, however, that for clarity, no disclosure shall be required under this Section 5.37 with respect to any matter set forth in the foregoing clauses (i) and (ii) involving any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such disclosure would be required pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.)

(b) Except as disclosed in Schedule 5.37, the Company Group have not, since December 31, 2024, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company Group, or (y) materially modified any term of any such extension or maintenance of credit. To the best knowledge, information and belief of the Company Group, after making reasonable inquiries, and except as disclosed in Schedule 5.37, there are no material contracts or legally binding arrangements between the Company Group, on the one hand, and any family member of any director or executive officer (or equivalent thereof) of the Company Group, on the other hand.

Execution Version

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group that, except as disclosed in the Parent SEC Documents, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date):

6.1 Corporate Existence and Power. Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Purchaser and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Purchaser Parties is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of the Purchaser Parties has all requisite corporate power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

6.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required Parent Stockholder Approval (as defined in Section 10.1(f)). This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which it is a party) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms.

6.3 Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements do not and will not (i) provide that holders of fewer than the number of shares of Parent Ordinary Shares specified in the Parent’s Organizational Documents exercise its redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of Purchaser (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties, or (iii) result in any violation of, be in conflict with, or constitute a default under, any Contract to which any Purchaser Party is a party, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Purchaser Parties.

6.5 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of all Liens and other transfer restrictions under applicable securities laws and the Organizational Documents of the Parent, and will not be issued in violation of any preemptive rights or other similar rights of any Person.

6.6 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Parent is $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each. No other shares or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Execution Version

(b) At the date of this Agreement, the authorized share capital of the Purchaser is $50,000 divided into 50,000 ordinary shares of par value $1.00 each. No other shares or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of the Purchaser are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) As of the date hereof, the authorized share capital of Merger Sub is $50,000 divided into 50,000 ordinary shares of par value $1.00 each (the “Merger Sub Ordinary Share”), of which 50,000 share of Merger Sub Ordinary Share are issued and outstanding. All issued and outstanding of Merger Sub Ordinary Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.7 Information Supplied. None of the information supplied or to be supplied by any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

6.8 Trust Fund. As of the date of this Agreement, the Parent has approximately $59,475,082 in the trust fund established by the Parent for the benefit of its public stockholders (the “Trust Fund”) in a United States-based account maintained by Odyssey Transfer and Trust Company (the “Odyssey”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Odessey pursuant to the Investment Management Trust Agreement. There are no separate Contracts, side letters, or other arrangements that would cause the description of the Trust Agreement in the Parent SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than Parent stockholders who shall have elected to redeem their Parent Ordinary Shares pursuant to the Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to redemptions. There are no Actions pending or, to the knowledge of the Purchaser Parties, threatened with respect to the Trust Account.

6.9 Listing. As of the date hereof, the Parent Units, Parent Ordinary Shares, and Parent Rights are listed on the Nasdaq Capital Market, with trading symbols “SSEAU,” “SSEA,” and “SSEAR.” Parent is and has been in compliance in all material respects with the applicable listing and corporate governance rules of Nasdaq.

6.10 Board Approval. Each of the Parent Board (including any required committee or subgroup of such boards), the sole director of the Purchaser and the sole director of the Merger Sub has, as of the date of this Agreement, (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders or shareholders of the Purchaser Parties, as applicable, (iii) approved entry into this Agreement and the transactions contemplated hereby, and (iv) solely with respect to the Parent Board, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

Execution Version

6.11 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) Parent’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.11) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Parent SEC Filing. As used in this Section 6.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Financial Statements.

6.12 Litigation. There is no Action (or any basis therefore) pending against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

Execution Version

6.13 Compliance with Laws. No Purchaser Party is in violation of, has violated, or is under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and no Purchaser Party has not previously received any subpoenas by any Authority.

6.14 Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

6.15 OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, affiliate or Person acting on behalf of the Purchaser Parties) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, or Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.16 Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.17 Tax Matters. For purposes of this Section 6.17, any reference to “Parent” shall also include Purchaser and Merger Sub.

(a) Parent has duly and timely filed all material Tax Returns required by applicable Law to be filed by Parent, all material Taxes (whether or not shown on any Tax Returns) due and owing by Parent have been paid other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP, and all such Tax Returns were true, complete and correct in all respects.

(b) There is no Proceeding, audit or claim now in progress or, to the Parent’s Knowledge, threatened against Parent in respect of any material amount of Tax, nor has any Proceeding for any additional material Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.

(c) No written claim has been made in the past five (5) years by any Tax authority in a jurisdiction where Parent has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) Parent is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course and not relating primarily to Taxes).

(e) Parent has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (other than extensions requested in the ordinary course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of Parent that will remain outstanding as of the Closing Date.

(g) Parent has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any assets of Parent other than Permitted Liens.

Execution Version

(i) Parent has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any similar agreement with any Tax authority in respect of which Parent could have any material Tax Liability after the Closing. Parent does not have any request for a ruling in respect of material Taxes currently pending between Parent and any Tax authority.

(j) Parent (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other comparable group for state, local or foreign Tax purposes and (ii) has no Liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course and not relating primarily to Taxes), or otherwise by Law.

(k) Parent has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting for any Tax period that occurred on or before Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before Closing, (iii) any installment sale or open transaction disposition made on or before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), (v) prepaid amount received or deferred revenue accrued on or before the Closing outside the ordinary course, (vi) an election under Section 108(i) of the Code made on or before the Closing, (vii) the Parent being treated as a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) and having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Parent within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing or (ix) election made pursuant to Section 965(h) of the Code.

(m) Parent has been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

(n) Parent is not aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the SPAC Merger or the Acquisition Merger from qualifying for the SPAC Intended Tax Treatment or the Company Intended Tax Treatment, as the applicable.

6.18 Finders’ Fees. Except as set forth in the Parent SEC Documents or Schedule 6.18 of the Parent Disclosure Letter, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or any of the Parent’s Affiliates who might be entitled to any fee or commission from the Company Group or any of the Company’s Affiliates upon consummation of the transactions contemplated by this Agreement.

6.19 Business Activities; Contracts and Liabilities.

(a) Since its incorporation, Purchaser has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreements or the consummation of the Transactions or (iii) those that are administrative, ministerial or otherwise immaterial in nature.

(b) There is no Contract binding upon Purchaser or to which Purchaser is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

Execution Version

(c) Except as set forth in Schedule 6.19 (c) of the Parent Disclosure Letter and in the Parent SEC Documents, as of the date of this Agreement, Purchaser has no Indebtedness.

6.20 No Undisclosed Liabilities. Except for (a) liabilities set forth in the Parent SEC Documents, (b) liabilities that are permitted pursuant to or incurred in accordance with this Agreement, (c) liabilities incurred in the ordinary course of business of the Purchaser consistent with past practices, (d) executory obligations arising under Contracts to which Purchaser is a party (none of which, with respect to the liabilities described in clause (c) and this clause (d), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law), (e) liabilities set forth or disclosed in the Purchaser Financial Statements included in the Purchaser SEC Documents, Purchaser has no liabilities of the type required to be set forth on a balance sheet in accordance with U.S. GAAP.

6.21 Affiliate Transactions. Purchaser has made available to the Company true and complete copies of, all Contracts between (a) Purchaser, on the one hand, and (b) any Purchaser Related Party, on the other hand, other than (x) Contracts entered into after the date of this Agreement that are either permitted or entered into in accordance with this Agreement or (y) Contracts disclosed in the Purchaser SEC Documents. No Purchaser Related Party (A) owns any interest in any material asset used in the business of Purchaser, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Purchaser or (C) owes any material amount to, or is owed any material amount by, directly or indirectly, Purchaser or Merger Sub. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 6.21 are referred to herein as “Purchaser Related Party Transactions.” “Purchaser Related Party” shall mean any Affiliate of either Purchaser or the Sponsor, or any of their respective current employees or current or former directors, officers, general partners (including the Sponsor), managers, controlling persons or any immediate family members or Affiliate of any of the foregoing Persons.

ARTICLE VII

COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING

Each of the Company Group and the Purchaser Parties covenants and agrees that:

7.1 Conduct of the Business

(a) From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its Article XIII (the “Interim Period”), the Company shall use commercial reasonably efforts to, and shall cause its Subsidiaries to, use commercially reasonable efforts to, operate the business of the Company and its Subsidiaries in all material respects only in the ordinary course of business. Without limiting the generality of the foregoing, during the Interim Period, without the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), unless such action is within the ordinary course of business or is taken to effect the Restructuring (which the parties acknowledge is permitted by this Agreement and shall not require the Parent’s consent), the Company Group shall not take any of the actions set forth below; provided, however, that the Restructuring shall be permitted and shall not require the Parent’s prior written consent only so long as such Restructuring is implemented in a manner that (A) would not reasonably be expected to result in the suspension, amendment, non-renewal, termination or material impairment of any material UAE license, permit, lease, healthcare facility approval or Material Contract and (B) does not materially delay the preparation, filing, review, clearance or effectiveness of the Registration Statement on Form F-4:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement or as required by applicable Law;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract or any other material right or asset of the Company Group other than in ordinary course of business consistent with past practice (individually or in the aggregate), which involve payments in excess of $1,000,000;

Execution Version

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $1,000,000 out of ordinary course of business, other than in relation to the technology development of the Company Group;

(iv) make any capital expenditures in excess of $1,000,000 (individually or in the aggregate), other than in relation to the technology development of the Company Group;

(v) sell, lease, exclusivity license or otherwise dispose of any of the Company Group’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) transaction with a value not exceeding $1,000,000 individually or $3,000,000 in the aggregate;

(vi) accept returns of products sold from Inventory, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(viii) suffer or incur any Lien on the Company Group’s assets;

(ix) suffer any damage, destruction or loss of property related to any of the Company Group’s assets, whether or not covered by insurance, that results in a Material Adverse Effect;

(x) merge or consolidate with or acquire any other Person or be acquired by any other Person other than pursuant to the SPAC Merger;

(xi) make any material change in its accounting principles or methods unless required by U.S. GAAP or write down the value of any Inventory or assets other than in the ordinary course of business;

(xii) change the principal place of business or jurisdiction of organization other than pursuant to the Acquisition Merger;

(xiii) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $250,000;

(xiv) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xv) make or change any material Tax election or change any annual Tax accounting periods;

(xvi) undertake any legally binding obligation to do any of the foregoing; or

(xvii) take any action in respect of the UAE entities outside the ordinary course of business (other than any action taken to effect the Restructuring, which the parties acknowledge is permitted and shall not require the Parent’s consent) that would, to the Company Group’s knowledge, reasonably be expected to result in the permanent revocation or termination of any material UAE license, permit or lease.

Execution Version

(b) Conduct of Business of the Purchase Parties. From the date hereof through the Closing Date, the Parent and the Purchaser after the SPAC Merger Effective Time shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed), the Purchaser Parties shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the Purchaser Parties.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

(d) During the Interim Period, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations or discussions with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) furnish or disclose any non-public information to any Person in connection with or that would reasonably be expected to lead to an Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

7.2 Access to Information. During the Interim Period, the Company Group and the Purchaser Parties shall (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

Execution Version

7.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings.

(a) The Company Group acknowledges that:

(i) the Parent’s shareholders shall approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Parent to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 9.5);

(ii) the Purchaser Parties shall be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent shall be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group shall, and shall use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser Parties in connection with any filing with the SEC.

(c) Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s shareholders with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

Execution Version

7.5 Financial Information. As soon as reasonably practical, the Company shall (i) deliver to the Purchaser Parties audited consolidated financial statements of the Company as of and for such fiscal years or other periods as may be required to be included in the Registration Statement pursuant to the rules and regulations of the SEC, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the fiscal year ended on such dates, and the audited consolidated cash flow statements for the fiscal year ended on such dates, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (collectively, the “Audited Financial Statements”), and (ii) reviewed financial statements of the Company for such interim fiscal quarter(s) as may be necessary pursuant to the requirements of the Registration Statement, prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “Interim U.S. GAAP Financial Statements”). The Unaudited Financial Statements, Audited Financial Statements and the Interim U.S. GAAP Financial Statements are collectively referred to as the “Financial Statements”. The Interim U.S. GAAP Financials shall be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Interim U.S. GAAP Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Group will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC. If reasonably requested by the Purchaser Parties, the Company Group shall use their reasonable best efforts to cause such information reviewed or audited by the Company Group’s auditors.

7.6 Trust Account. The Company Group acknowledges that the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and be paid in sequence of (i) all amounts payable to Parent shareholders holding shares of Purchaser Ordinary Shares who shall have validly redeemed their shares of Purchaser Ordinary Shares upon acceptance by the Parent of the Purchaser Ordinary Shares, (ii) the expenses of the Purchaser Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO, (iv) any amounts payable in accordance with any promissory notes issued prior to the Closing, and (v) the remaining monies in the Trust Account to the Purchaser Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties and the Company Group (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties or the Company Group, as the case may be, in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to the directors and officers of the SPAC Surviving Company as specified in Section 3.3 herein, which indemnification agreements shall continue to be effective following the Closing.

Execution Version

ARTICLE VIII
COVENANTS OF THE COMPANY GROUP

The Company Group agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all material Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders. The Company Group shall also maintain its material licenses and permits in good standing in all material respects through the Closing.

8.2 Reasonable Best Efforts to Obtain Consents.

(a) The Company Group shall use its reasonable best efforts to obtain each third party consent as promptly as practicable hereafter.

(b) The Company Group shall use its reasonable best efforts to obtain or provide, as applicable, at the earliest practicable date, all consents, approvals and notices listed in Schedule 8.2(b). The Company shall keep Purchaser Parties apprised of its efforts undertaken by reason of this Section 8.2(b) and the results of such efforts including by giving Purchaser Parties copies of consents obtained and notices provided. Without limiting the foregoing, the Company Group shall use reasonable best efforts to obtain or make the material consents, approvals and notices required in connection with the Restructuring and the transactions contemplated by this Agreement, and shall provide the Purchaser Parties with copies of material consents and approvals once obtained.

8.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty-five (45) calendar days following the end of each three-month period, the Company Group shall deliver to Purchaser Parties, for the first three quarters of the year, unaudited management accounts of the Company. The Company Group shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue. The Company shall not be in breach of this Section 8.3 for any delay resulting from the audit of the Audited Financial Statements, provided it continues to use commercially reasonable efforts to facilitate the same.

8.4 Key Personnel of the Company. Schedule 8.4 lists those employees designated by the Company Group as key personnel of the Company Group (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company Group, execute and deliver to the Company Group non-disclosure, non-solicitation and non-compete agreements (the “Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements”).

8.5 [Reserved.]

8.6 [Reserved.]

8.7 Company Shareholder Approval. The Company shall take all action necessary to obtain the Requisite Company Vote as promptly as reasonably practicable, including convening an extraordinary general meeting of its shareholders or obtaining written consent from all of its shareholders.

8.8 Equity Incentive Plan. Prior to the Closing, the board of directors of the Purchaser shall approve and adopt an equity incentive plan (the “Equity Incentive Plan”), in the manner prescribed under applicable Laws, effective as of the Closing, providing for the issuance of awards covering up to fifteen percent (15%) of the outstanding Purchaser Class A Ordinary Shares on a fully diluted basis immediately after the Closing. The Equity Incentive Plan shall permit the grant of a variety of equity-based awards, including, without limitation, stock options, restricted stock, restricted stock units, stock appreciation rights, and other equity or equity-based awards as may be determined by the board of directors (or a committee thereof) of the Purchaser. The Equity Incentive Plan shall include an “evergreen” provision, pursuant to which the number of shares available for issuance under the plan shall automatically increase on an annual basis by an amount or percentage determined by the board of directors (or a committee thereof), subject to any applicable limitations, including stock exchange rules requiring shareholder approval. The definitive terms and conditions of the Equity Incentive Plan, including eligibility, vesting, and administration, shall be set forth in the plan document to be adopted by the board of directors (or a committee thereof) of the Purchaser.

Execution Version

8.9 Lock-Up Agreement. The Lock-Up Agreement shall include, among other provisions, restrictions on transfer of the Purchaser Ordinary Shares issued in connection with the Acquisition Merger and any founder shares of the SPAC Surviving Company held by the Sponsor, pursuant to which the Company’s founder shareholders, management shareholders as set forth on Schedule 1.15, together with the Sponsor receiving Transaction Shares, shall be subject to transfer restrictions until the earlier of (i) six (6) months after the Closing and (ii) the date on which the closing price of Purchaser Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after the Closing. The Lock-Up Agreement shall also provide for customary exceptions for private transfers and estate planning transactions; provided that no public market sales shall be permitted prior to the expiration or earlier release of such lock-up restrictions.

8.10 Settlement of Dale Li Funding. Prior to the Closing, the Company and Dale Li shall agree upon and document the method for settling the outstanding funding of approximately USD 698,478 provided by Dale Li to the Company Group pursuant to the funding framework agreement dated August 1, 2024 (as recorded under “Owner’s Current Account” in the Unaudited Financial Statements) (“Dale Li Funding”), and the Company shall promptly notify the Purchaser Parties of the method so agreed.

8.11 Continuity of Leased Premises. Prior to the Closing, the Company shall use commercially reasonable efforts to ensure that all premises material to the operation of the Business remain available to the Company Group for its continued use, whether by renewal or extension of the existing Lease, entry into a replacement lease, or otherwise, and shall promptly notify the Purchaser Parties of any such Lease that will expire prior to or shortly after the Closing without having been renewed, extended, or replaced.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Tax Matters.

(a) The Company Group shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all material Tax Returns of the Company Group required to be filed by the Company Group after the Closing Date for taxable periods ending on or before the Closing Date. Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all material Tax Returns of Parent and all material Tax Returns of the Company Group for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns shall be true, correct and complete in all material respects, and shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser shall give a copy of each such Tax Return to the Principal Shareholders’ Representative with reasonable time prior to filing for his review and comment.

(b) Following the Closing, the Company Group may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company Group.

Execution Version

(c) Parent and Purchaser shall use their reasonable best efforts to cause the SPAC Merger and the Acquisition Merger to qualify for the Company Intended Tax Treatment, and none of Parent, Purchaser, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede such treatment.

(d) Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with the SPAC Intended Tax Treatment and the Company Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Acquisition Merger), and shall take no position inconsistent with such treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Taxing Authority in connection with an audit.

(e) Notwithstanding anything to the contrary contained herein, all transfer taxes shall be paid by Parent. The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such transfer taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such transfer taxes.

9.3 Compliance with SPAC Agreements. The Company Group and Purchaser Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain registration rights agreement, dated as of August 7, 2025, by and among Parent and the investors named therein.

9.4 PIPE Investment. The Parent and the Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate a PIPE Investment in an aggregate amount of not less than US$20,000,000 (the “PIPE Investment”), including causing certain institutional investors (the “PIPE Investors”) to enter into subscription agreements (the “Subscription Agreements”) for the purchase of Purchaser securities on terms reasonably acceptable to the Company, Parent and Purchaser, and (i) maintain in effect the Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions that by their nature are to be satisfied at the Closing and other than those conditions that Parent or any of its Affiliates controls the satisfaction of) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; and (iv) enforce their rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parent, the Purchaser or their Affiliates) have been satisfied, to cause each PIPE Investor to pay the subscription price set forth in its Subscription Agreement in accordance with its terms. Without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), none of the Parent or the Purchaser shall permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any of the Subscription Agreements if such amendment, modification or waiver would (A) reduce the aggregate amount of the PIPE Investment below US$20,000,000, (B) impose new or additional conditions precedent to the closing of the PIPE Investment, or (C) otherwise amend the Subscription Agreements in a manner that would reasonably be expected to materially delay or prevent the consummation of the PIPE Investment. Parent and Purchaser shall give the Company prompt written notice: (A) of any material breach or default by any party to any Subscription Agreement known to them; (B) of the receipt of any written notice from any party to any Subscription Agreement with respect to any actual, potential, or threatened expiration, lapse, withdrawal, material breach, default, termination or repudiation of such agreement; and (C) if they do not expect to receive all or any portion of the PIPE Investment amount on the terms contemplated by the Subscription Agreements.

Execution Version

9.5 Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Ordinary Shares to be issued in the SPAC Merger, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Parent an opportunity in accordance with Parent’s organizational documents and the IPO Prospectus to have their shares of Parent Ordinary Shares redeemed in conjunction with the shareholders vote on the Parent Stockholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the SPAC Merger and the Acquisition Merger, by the holders of Parent Ordinary Shares in accordance with the Parent’s Organizational Documents and the rules and regulations of the SEC and NYSE or Nasdaq, and (ii) such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the SPAC Merger, the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) and (ii), collectively, the “Parent Stockholder Approval Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Stockholder Approval (as defined in Section 10.1(f)), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting. In connection with the Registration Statement, Parent, Purchaser and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s organizational documents, Cayman Companies Act and the rules and regulations of the SEC and NYSE or Nasdaq. The Purchaser shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

(b) Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, Parent and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Parent shall cause the Proxy Statement to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.

Execution Version

(c) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s shareholders, and, pursuant thereto, shall call the Parent Special Meeting in accordance with the Cayman Companies Act for a date no later than forty-five (45) days following the effectiveness of the Registration Statement.

9.6 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

9.7 SPAC Extension Funding. If the Closing is not reasonably expected to occur prior to the date on which the Parent is required to liquidate its Trust Account, the Company or its designees shall have the right, but not the obligation, to provide to the Parent a loan for the purpose of extending the time available for the Parent to consummate a business combination, in an amount and on terms (including repayment in cash or Purchaser Ordinary Shares at the Company’s election) to be mutually agreed upon by the Company and the Parent.

9.8 [Reserved.]

ARTICLE X
CONDITIONS TO CLOSING

10.1 Conditions to the Obligations of Each Party. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The SPAC Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.

Execution Version

(f) The Parent Stockholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Stockholder Approval”).

(g) This Agreement, the Plan of Acquisition Merger and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the holders of Company Shares constituting the Requisite Company Vote in accordance with the Cayman Companies Act and the Company’s memorandum and articles of association.

(h) [Reserved.]

(i) Purchaser shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

10.2 Additional Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company Group shall have duly performed all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company Group contained in Article V in this Agreement, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article V (if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) or (ii), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) All material Company Group Consents as set forth on Schedule 5.10 have been obtained, and no such consent shall have been revoked.

(e) The Dale Li Funding shall have been resolved and documented in accordance with Section 8.10 hereof, and the Purchaser Parties shall have received documentation reasonably satisfactory to them evidencing (i) the method by which the Dale Li Funding has been or will be settled and (ii) if not fully settled as of the Closing Date, a written agreement, executed by the Company and Dale Li, setting forth the definitive terms, amount, and timeline for such settlement, together with confirmation that no further claim or demand will be made by Dale Li against the Company Group, and the Purchaser Parties in respect of the Dale Li Funding except as set forth in such agreement.

(f) With respect to any Lease relating to premises material to the operation of the Business that is due to expire prior to the Closing, the Company shall have (i) renewed or extended such Lease, (ii) entered into a replacement lease on substantially similar terms, or (iii) otherwise made arrangements reasonably satisfactory to the Purchaser Parties to ensure continued use of the relevant premises, and the Purchaser Parties shall have received evidence thereof.

Execution Version

(g) The Purchaser Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (f) of this Section 10.2.

(h) The Purchaser Parties shall have received (i) a filed copy of memorandum and articles of association of the Company as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the Company, (iii) the copies of resolutions duly adopted by the sole director of the Company and by the Requisite Company Vote of the Company’s shareholders authorizing this Agreement and the transactions contemplated hereby, (iv) certified register of member of the Company as in effect as of the Closing Date, and (v) a recent certificate of good standing issued by the Registrar of Companies in the Cayman Islands as of a date no later than thirty (30) days prior to the Closing Date regarding the Company and (vi) the required documents as relates to the Company to be submitted with the Plan of Acquisition Merger to the Registrar of Companies in the Cayman Islands in consummation of the Acquisition Merger pursuant to the Cayman Companies Act.

(i) The Purchaser Parties shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to the Purchaser Parties, and no such Governmental Approval shall have been revoked.

(j) The Purchaser Parties shall have received duly executed opinions from the Company’s UAE counsel and Cayman Islands counsel, in form and substance reasonably satisfactory to the Purchaser Parties, addressed to the Purchaser Parties and dated as of the Closing Date.

(k) The Purchaser Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(l) The Purchaser Parties shall have received a copy of each of the Additional Agreements duly executed by all parties thereto, other than Purchaser or the Company, provided that the condition set forth in this Section 10.2(l) with respect to the Company Shareholders Lock-up Agreement shall be deemed satisfied even if such agreement is not executed by Shareholders who are neither Key Personnel nor controlled by Key Personnel and who collectively hold no more than five percent (5%) of the Company’s share capital (on a fully-diluted basis) immediately prior to the Closing.

(m) In the event of any material changes to Schedule I during the Interim Period, the Purchaser Parties shall have received Schedule I updated as of the Closing Date.

(n) The Company shall have completed the Restructuring, as a result of which, as of the Closing Date, the Company directly or indirectly owns one hundred percent (100%) of the issued and outstanding equity interests of the Dubai Subsidiary; it being agreed that (i) the Purchaser Parties shall reasonably cooperate to facilitate the Restructuring and shall not treat any step thereof as a breach of any representation, warranty or covenant or as a Material Adverse Effect, and (ii) satisfaction of this Section 10.2(n) shall be the sole and exclusive condition relating to the Restructuring, and the Restructuring shall not also be tested through the bring-down of representations and warranties under Section 10.2(b); provided, however, that the Restructuring shall be conducted in a manner that does not materially delay the preparation, filing, review, clearance, or effectiveness of the Registration Statement on Form F-4. For purposes of this Section 10.2(n), evidence of completion of the Restructuring shall consist of evidence reasonably satisfactory to the Purchaser Parties that the Company directly or indirectly owns one hundred percent (100%) of the issued and outstanding equity interests of the Dubai Subsidiary.

10.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

Execution Version

(b) All of the representations and warranties of the Purchaser Parties contained in Article VI of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Purchaser Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(f) The directors designated by the Company shall have been appointed to the board of directors of the SPAC Surviving Company, effective as of the Closing.

(g) The Purchaser Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party.

ARTICLE XI

11.1 Non-Survival of Representations, Warranties and Covenants.

None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and obligations, shall survive the Closing, and all of the foregoing shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring at or after the Closing, and (b) this Article XI and Articles XII, XIII, and XIV. The parties acknowledge and agree that from and after the Closing, no party shall have any recourse against any non-party affiliate, including any past, present, or future director, officer, employee, or shareholder of any party, for any claim arising out of this Agreement. The parties, intending to be legally bound, acknowledge and agree that, from and after the Closing, no party shall have or bring any claim, action, or proceeding for any remedy against any other party or any of their respective non-party affiliates, including any past, present, or future director, officer, employee, incorporator, member, partner, or shareholder of any party or any of its affiliates (collectively, the “Non-Party Affiliates”), for any breach of any representation, warranty, covenant or agreement set forth herein, except for claims of fraud. For the avoidance of doubt, the Principal Shareholders make no representations or warranties under this Agreement (other than, as applicable, their fundamental representations expressly set forth in the Company Shareholders Support Agreement), and the liability of each Principal Shareholder under this Agreement and the Additional Agreements shall in all cases be several and not joint and limited to such Principal Shareholder’s own obligations.

Execution Version

ARTICLE XII
DISPUTE RESOLUTION

12.1 Governing Law; Consent to Jurisdiction.

This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws thereof. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF NEW YORK (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY FEDERAL COURT WITHIN THE STATE OF NEW YORK) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

12.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION

13.1 Termination Without Default. Either party may terminate this Agreement without penalty upon written notice to the other party in case of any of the following: (a) failure to obtain required regulatory approvals despite using commercially reasonable efforts; (b) the failure of any closing condition that is not within the reasonable control of the terminating party, provided that a party may not terminate under this clause (c) on the basis of the failure of any condition the satisfaction of which is the obligation of, or within the reasonable control of, such terminating party or any of its Affiliates; provided, further, that the foregoing shall not limit the Purchaser Parties’ right to refuse to consummate the Closing or terminate this Agreement if the condition set forth in Section 10.2(n) has not been satisfied.

13.2 Termination Upon Default.

(a) The Purchaser Parties may terminate this Agreement by giving notice to the Company Group on or prior to the Closing Date, without prejudice to any rights or obligations the Purchaser Parties may have, if the Company Group shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date or this Agreement, the Plan of Acquisition Merger or the transactions contemplated hereby fail to be authorized or approved by the shareholders of the Company and such breach shall not be cured within fifteen (15) days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach.

Execution Version

(b) The Company may terminate this Agreement by giving notice to any Purchaser Party, without prejudice to any rights or obligations the Company Group may have, if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by such Purchaser Party(s) of a notice describing in reasonable detail the nature of such breach.

(c) If the Closing shall not have been consummated by the later of (i) May 7, 2027 and (ii) the last day of the Parent’s combination period (being the date by which the Parent is required under its Organizational Documents to consummate its initial business combination, as such period may be extended from time to time in accordance therewith) (the “Outside Date”), the Company or Parent shall have the right to terminate this Agreement; provided that the right to terminate this Agreement under this Section 13.2(c) shall not be available to such party if its failure to perform any covenant or obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date. For the avoidance of doubt, any delay resulting from regulatory, policy, or governmental approvals or filings, including but not limited to approvals or filings with the SEC, in connection with the transactions contemplated herein, shall not be deemed attributable to either party. However, this exclusion shall not apply to delays caused by a party’s failure to submit any necessary or required documents to the relevant regulatory or governmental authorities in a timely and complete manner.

13.3 Survival. The provisions of Article XII through Article XIV shall survive any termination hereof.

ARTICLE XIV
MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

SuperiorMed Holdings Limited

Attn: Ma Jiangwei

Al Razi 64, Al Razi 64-C-Fifth, EO15

Dubai Healthcare City, Dubai

United Arab Emirates

Tel: +971 43838580

E-Mail: dietcoke1212@gmail.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

Attn: Henry Yin, Esq.

2206-19 Jardine House

1 Connaught Place

Central, Hong Kong SAR

E-Mail: henry.yin@loeb.com

Tel: 852-3923-111

Execution Version

if to Dale Li as the Principal Shareholders’ Representative:

c/o Dale Li

Al Razi 64, Al Razi 64-C-Fifth, EO15

Dubai Healthcare City, Dubai

United Arab Emirates

Tel: +971 43838580

E-Mail: dietcoke1212@gmail.com

if to any Parent, Purchaser, and Merger Sub:

Starry Sea Acquisition Corp

418 Broadway #7531

Albany, New York, 12207

Attn: Yan Liang

E-mail: heidiliang@starryseacorp.com

with a copy to (which shall not constitute notice):

Torres & Zheng at Law, P.C.

Attn: Nick L. Torres, Esq.

450 Seventh Avenue, Suite 2104

New York, New York 10123

ntorres@torresbusinesslaw.com

Tel: (917) 277-3479

14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties, (prior to the SPAC Merger Effective Time), the Company, the Principal Shareholders’ Representative, and the Principal Shareholders of the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Execution Version

14.4 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

14.5 Transaction Costs. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with the Transaction Documents and the transactions contemplated hereby and thereby, including the Deferred Underwriting Amount, and the fees and disbursements of counsel, financial advisors and accountants, shall be borne by the party incurring such fees or expenses; provided, that if the Closing shall occur, the Purchaser shall pay or cause to be paid, all reasonable and documented transaction expenses incurred by the Company and the Purchaser Parties, provided further that the Purchaser Parties’ transaction expenses payable by the Purchaser shall not exceed an aggregate amount of $2,000,000.

14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof, except that:

(a) the following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of Cayman Islands, in respect of which the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: the SPAC Merger, the vesting of the undertaking, property and liabilities of each of Parent and Purchaser in the SPAC Surviving Company, the cancellation and/or conversion of the Purchaser Ordinary Shares into shares of the SPAC Surviving Company, the fiduciary or other duties of the directors of Parent and the directors of Purchaser, the general rights of the respective shareholders of Parent and Purchaser and the internal corporate affairs of the Parent and Purchasers;

(b) the following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: the Acquisition Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Acquisition Surviving Company, the cancellation of the Company Shares, the fiduciary or other duties of the directors of the Company and the directors of Merger Sub, the general rights of the respective shareholders of the Company and Merger Sub and the internal corporate affairs of the Company and Merger Sub; and

(c) For the avoidance of doubt, nothing in this Agreement affects the mandatory application of applicable UAE laws to the UAE entities to the extent such laws mandatorily apply.

14.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

Execution Version

14.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual knowledge of the Key Personnel after reasonably inquiry.

14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided, however, that (i) the D&O Indemnified Persons and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce Section 7.7.

14.14 Waiver. Reference is made to the final IPO prospectus of the Parent, dated August 7, 2025, and filed with the SEC on August 8, 2025 (the “IPO Prospectus”). The Company Group have read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company hereby agrees that, until the Closing, (i) he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, and (ii) he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

[The remainder of this page intentionally left blank; signature pages to follow]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

STARRY SEA ACQUISITION CORP

By:	/s/ Yan Liang
	Name:	Yan Liang
	Title:	Chief Executive Officer

Merger Sub:

SUPERIORMED HEALTHCARE MERGERCO

By:	/s/ Yan Liang
	Name:	Yan Liang
	Title:	Director

Purchaser:

SUPERIORMED HEALTHCARE GROUP

By:	/s/ Yan Liang
	Name:	Yan Liang
	Title:	Director

[Signature Pages to the Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

SuperiorMed Holdings Limited

By:	/s/ Christopher Robin Axelsson
	Name:	Christopher Robin Axelsson
	Title:	Director

Principal Shareholder Representative:

Dale Li

/s/ Dale Li

Principal Shareholders:

SuperiorMed Capital Limited

By:	/s/ Christopher Robin Axelsson
	Name:	Christopher Robin Axelsson
	Title:	Director

SuperiorMed Development Limited

By:	/s/ Dale Li
	Name:	Dale Li
	Title:	Director

[Signature Pages to the Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Dubai Subsidiary:

SuperiorMed Healthcare Management FZ-LLC

By:	/s/ Sida Pan
	Name:	Sida Pan
	Title:	Sole Director

[Signature Pages to the Agreement and Plan of Merger]